Exhibit 10.31

February 1, 2026

Warren Foust

c/o STAAR Surgical Company 25510 Commercentre Drive Lake Forest, California 92630

Re: Interim Co-CEO Letter Agreement Dear Warren:

This letter agreement (“Agreement”) sets forth certain terms and conditions of your appointment as Interim

Co-Chief Executive Officer (“Interim Co-CEO”) of STAAR Surgical Company (the “Company”) reporting to the Board of Directors of the Company (the “Board”). The terms of this Agreement are in addition to the terms and conditions of your offer letter with the Company, dated March 24, 2023, the STAAR Surgical Company Severance Agreement by and between you and the Company dated July 18, 2023 (the “Severance Agreement”), the STAAR Surgical Company Change in Control Agreement by and between you and the Company dated July 19, 2023 (the “CIC Severance Agreement”), and any outstanding Awards (as defined in the Company Amended and Restated Omnibus Equity Incentive Plan, as amended from time to time (the “Plan”)) that have been granted to you under the Plan, in each case, which shall remain in full force and effect and continue to govern your employment except as set forth herein. Unless otherwise defined herein, capitalized terms shall have the same meanings assigned to such terms in the Severance Agreement.

The Company shall appoint you and you shall assume the role of Interim Co-CEO on February 1, 2026 (the “Start Date”) and act as Interim Co-CEO until the earlier to occur of (i) August 1, 2026 and (ii) the date on which the Company makes a public announcement of the appointment of a Chief Executive Officer (“CEO”) of the Company (hereinafter the “Term”).

Subject to your commencement as Interim Co-CEO, the Company shall grant you a one-time award under the Plan, of Restricted Stock Units (as defined in the Plan), effective as of February 1, 2026, with a grant date value of $375,000 (the “Equity Grant”). The Equity Grant shall vest on August 1, 2026, subject to your continued employment with the Company through the vesting date; provided that if the Company terminates your service without Cause (excluding due to death or Disability) or you resign for Good Reason prior to August 1, 2026, the Restricted Stock Units shall accelerate and vest. Notwithstanding anything in here to the contrary, the Equity Grant shall be subject to the terms and conditions of the Equity Grant agreement, provided by the Company, and the Plan.

In the event the Company does not offer you the position of CEO prior to the end of the Term and you resign from the Company within five (5) days of the end the Term, such resignation shall be deemed “Good Reason” for purposes of your Severance Agreement and CIC Severance Agreement without regard to the notice and cure period in the applicable “Good Reason” definition in the such agreements (the “Interim Co-CEO Good Reason Event”). Following the end of the Term, unless you are appointed CEO or the Interim Co-CEO Good Reason Event has occurred (including your termination of employment with the Company within five (5) days of the end of the Term), you will continue your role as President and Chief Operating Officer of the Company and acknowledge and agree that the end of the Term and your removal as Interim Co-CEO shall not constitute “Good Reason” under the Severance Agreement or CIC Severance Agreement. For avoidance of doubt, during the Term you shall remain eligible for merit increases, benefits and awards under all programs in which you currently participate, subject to the eligibility criteria set forth therein and as determined by the Board (or committee thereof), if applicable, and shall be eligible for any new employee benefit programs instituted by the Company for other senior executives, subject to the eligibility criteria set forth therein, as may be amended, modified or terminated from time to time.

In addition to any amounts you are otherwise eligible for under the Severance Agreement and CIC Severance Agreement, as applicable, pursuant to the terms and conditions therein, in the event your employment with the Company is (i) terminated by the Company without Cause (excluding due to your death or Disability) during the Term or (ii) by you for Good Reason during the Term or within five (5) days of the end of the Term due to the Interim Co-CEO Good Reason Event, in each case, subject to your continuing compliance with the Severance Agreement and CIC Severance Agreement and timely execution (and non-revocation and effectiveness) of a general release of claims to be provided by the Company in connection with the Severance Agreement or CIC Severance Agreement, as applicable, and required timing of effectiveness of such general release of claims as provided in the Severance Agreement or CIC Severance Agreement, as applicable (the “Release”), you will also receive the following payments and benefits:

(a)
notwithstanding anything to the contrary in those two certain STAAR Surgical Company Performance Stock Unit Award Grant Notices by and between you and the Company each with a grant date of March 14, 2025 (the “PSU Awards”), any Earned PSUs (as defined in the PSU Awards) that have not yet vested shall (1) remain outstanding and shall vest on the earlier to occur of the date such Earned PSUs would have vested as provided in the “Vesting of Earned PSUs” provision in the applicable PSU Award without regard to the requirement to provide continued service with the Company through such vesting date and March 15, 2027 and (2) the Company will issue Shares (as defined in the PSU Awards) with respect to such vested Earned PSUs pursuant to the terms and conditions of Section 3.1 of the applicable PSU Award but in no event later than March 15, 2027;
(b)
any outstanding Awards (other than the PSU Awards) granted to you under the Equity Plan that are unvested as of the date of termination, which otherwise would vest based solely (and for the avoidance of doubt not subject to additional performance vesting) on your continued employment with the Company through August 1, 2026, shall accelerate and vest, and remain subject to the terms and conditions of the applicable Award and the Equity Plan; and
(c)
if the date of termination is prior to March 28, 2026, $250,000, less applicable taxes and withholding, which is the unpaid amount under that certain Cash Recognition and Retention Award by and between you and the Company dated March 26, 2025, which will be paid on the first payroll date following the effectiveness of the Release.

Notwithstanding the foregoing, your employment with the Company is “at will”, which can be terminated at any time by the Board. This Agreement shall be governed by the governing law and dispute resolution provisions set forth in Sections 7 and 13, respectively, of the Severance Agreement, which are hereby incorporated by reference in addition to Section 3 (Successors and Binding Agreement), Section 4 (No Retention Rights), Section 5 (Notices), Section 6 (Validity), Section 9 (Counterparts), Section 10 (Section 409A), Section 11(Withholding) of the Severance Agreement.

By signing this Agreement, both parties agree to be bound by the terms and conditions of this Agreement.

Sincerely,

STAAR SURGICAL COMPANY

/s/ NEAL C. BRADSHER

Name: Neal C. Bradsher Title: Chairman of the Board

Accepted:

/s/ Warren Foust

Warren Foust